Exhibit 10.5

INFINITY CROSS BORDER ACQUISITION CORPORATION

[  ], 2012

Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower) 42nd Floor

Tel Aviv, Israel, 67023

Re: Administrative Services Agreement

Gentlemen:

This letter will confirm our agreement that, commencing on the date the securities of Infinity Cross Border Corporation (the “Company”) are first listed on the Nasdaq Capital Market (“Listing Date”), pursuant to a Registration Statement on Form F-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (“Business Combination”) or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Infinity-C.S.V.C. Management Ltd. (“Infinity-C.S.V.C. Management Ltd”) shall make available to the Company, at 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023, (or any successor location of Infinity-C.S.V.C. Management Ltd.), certain office space, utilities and secretarial support (collectively, the “Administrative Services”) as may be reasonably required by the Company.  For such Administrative Services, the Company shall pay an aggregate of $10,000 per month; provided, however, that $5,000 of such amount shall be deferred and accrued and shall be payable at the time the Company consummates its initial Business Combination.

Infinity-C.S.V.C. Management Ltd. hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature page follows]

Very truly yours,

INFINITY CROSS BORDER ACQUISITION CORPORATION

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

INFINITY-C.S.V.C. MANAGEMENT LTD.

By:
Name:
Title:

[Signature Page to Administrative Services Letter Agreement]

Signature Page to Administrative Services Agreement